UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 4, 2005

COMMUNITY BANCSHARES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-16461	63-0868361
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

68149 Main Street, Blountsville, Alabama 35031

(Address of Principal Executive Offices, including Zip Code)

(205) 429-1000

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 4, 2005, Community Bank, a wholly owned subsidiary of Community Bancshares, Inc. (the “Company”), entered into an Acquisition Agreement (the “Agreement”) with First National Bank, Hamilton, Alabama, pursuant to which First National Bank will acquire certain assets and assume certain liabilities of Community Bank’s branch office in Double Springs, Alabama (the “Branch”).

Under the terms of the Agreement First National Bank will acquire substantially all of the fixed assets of the Branch, approximately $2 million in loans and approximately $7.9 million in deposit liabilities. As consideration for the purchase, First National Bank will pay the net book value of the fixed assets and loans as well as a two percent premium on the loans acquired and a five percent premium on the deposits assumed based on a 30-day average of the account balances.

The transaction, which is subject to regulatory approval and other conditions, is anticipated to be completed in the third or fourth quarter of 2005.

Neither the Company nor the Company’s officers, directors, or other affiliates, nor those persons’ respective affiliates had any prior material relationship with First National Bank.

On August 4, 2005, the Company and Marion County Bancshares, parent company of First National Bank, issued a joint press release (the “Press Release”) announcing the proposed sale of the Branch. Pursuant to General Instruction F to Form 8-K, the Press Release is attached hereto as Exhibit 99.1 and is incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
99.1	Press Release, dated August 4, 2005, of Community Bancshares, Inc. and Marion County Bancshares

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANCSHARES, INC.

/s/ Patrick M. Frawley
Patrick M. Frawley
Chairman, Chief Executive Officer and
President

Date: August 5, 2005

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release, dated August 4, 2005, of Community Bancshares, Inc. and Marion County Bancshares